Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Hawaiian Electric Industries, Inc. of our report dated February 24, 2017 relating to the financial statements and financial statement schedules, which appears in Hawaiian Electric Industries, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
June 26, 2019